Exhibit 3.3

FORM OF SECOND AMENDED AND RESTATED CERTIFICATE OF
INCORPORATION
OF
ERICKSON AIR-CRANE INCORPORATED

Pursuant to Sections 242 and 245 of the Delaware General Corporation Law, Erickson Air-Crane Incorporated, a Delaware corporation, certifies effective                                    , 20        :

1.                                       The corporation’s original certificate of incorporation was filed December 12, 2000.

2.                                       The corporation’s Amended and Restated Certificate of Incorporation is amended and restated to read in its entirety as set forth below.

3.                                       The amendment and restatement of the Amended and Restated Certificate of Incorporation has been duly approved by the corporation’s board of directors and stockholders in accordance with Sections 242 and 245 of the Delaware General Corporation Law.

ERICKSON AIR-CRANE INCORPORATED

By:
Udo Rieder
Chief Executive Officer and President

ARTICLE 1.
NAME

The name of the corporation is Erickson Air-Crane Incorporated.

ARTICLE 2.
PURPOSE

The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

ARTICLE 3.
AUTHORIZED CAPITAL STOCK

A.                                    Classes.

1.                                       After giving effect to the reclassification described below, the corporation is authorized to issue a total of 120,000,000 shares of stock in two classes:  110,000,000 shares of common stock, par value $0.0001 per share, and 10,000,000 shares of preferred stock, par value $0.0001 per share.

2.                                       Upon filing this Second Amended and Restated Certificate of Incorporation, (a) each share of the corporation’s issued and outstanding Series A Redeemable Preferred Stock is reclassified into 47.298757 shares of Common Stock and (b) each share of the corporation’s issued and outstanding Class A Common Stock is reclassified into 5,750 shares of Common Stock.  In lieu of the issuance of any fractional shares that otherwise resulted from the reclassification, the corporation shall pay to each stockholder that would have otherwise received a fractional share an amount in cash equal to the fair market value, as determined by the board of directors, of that fractional share. Following the filing of this Second Amended and Restated Certificate of Incorporation, new shares of Common Stock will be issued pursuant to the procedures adopted by the board of directors and communicated to the stockholders.  Following the issuance of those shares of Common Stock, the board of directors may restate this Second Amended and Restated Certificate of Incorporation to eliminate this paragraph (2) and to eliminate from section A(1) “1.  After giving effect to the reclassification described below,” in each case without approval of the corporation’s stockholders.

B.                                    Common Stock.  Except as provided in this section and in Article 5, holders of common stock are entitled to one vote per share on any matter submitted to the stockholders.  Notwithstanding the foregoing, common stock held by Non-Citizens (as defined in Article 5) are not entitled to vote unless those shares are registered on the separate stock record maintained by the corporation or its transfer agent for registration of Voting Securities (as defined in the Bylaws) by Non-Citizens. When dividends or other distributions are declared by the board of directors, after any preferential amount with respect to the preferred stock has been paid or set aside, the holders of common stock and the holders of any series of preferred stock entitled to participate in the dividend or other distribution are entitled to receive the remainder of the declared dividends or other distributions.  On dissolution of the corporation, after any preferential amount with respect to the preferred stock has been paid or set aside, the holders of common stock and the holders of any series of preferred stock entitled to participate in the distribution of assets are entitled to receive the net assets of the corporation.  Except as required by law, holders of common stock are not entitled to vote on any amendment to this Second Amended and Restated Certificate of Incorporation, including any certificate of designation filed with respect to any series of preferred stock, that relates solely to the terms of one or more outstanding series of preferred stock if the holders of the affected series of preferred stock are entitled, either separately or together as a class with the holders of one or more other series of preferred stock, to vote thereon.

C.                                    Preferred Stock.  The board of directors is authorized, subject to limitations prescribed by the Delaware General Corporation Law, as amended from time to time, and by the provisions of this article, to provide for the issuance of shares of preferred stock in series, to establish from time to time the number of shares to be included in each series and to determine the designations, powers, preferences, rights, qualifications, limitations, and restrictions of each series.

D.                                    Stockholder Action.  Stockholders shall not take action except at an annual or special meeting of stockholders called in accordance with the bylaws. Stockholders shall not take action by written consent.

E.                                      Advance Notice. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the corporation must be given in the manner provided in the bylaws.

ARTICLE 4.
BOARD OF DIRECTORS

A.                                    Powers and Numbers of Directors.  The management of the business and the conduct of the corporation’s affairs is vested in the board of directors.  At least two-thirds of the directors must be “citizens of the United States” (as that term is defined in Section 40102 of the Federal Aviation Act of 1958, as amended from time to time (Title 49 United States Code)  and administrative interpretations thereof issued by the Department of Transportation or its successor, or as may be from time to time amended) to the extent required to ensure that the corporation complies with applicable provisions of law and regulations relating to ownership or control of a U.S. air carrier.  The board of directors shall consist of not less than three and not more than eleven directors, the exact number to be fixed by one or more resolutions consistent with the certificate of incorporation.  No decrease in the number of directors may shorten the term of any incumbent director.

B.                                    Classified Board.  The directors shall be divided into three classes nearly equal in number of directors as possible.  The initial terms of each class will expire as follows:

Class 1                                                          first annual stockholders’ meeting following the effectiveness of this Second Amended and Restated Certificate of Incorporation

Class 2                                                          second annual stockholders’ meeting following the effectiveness of this Second Amended and Restated Certificate of Incorporation

Class 3                                                          third annual stockholders’ meeting following the effectiveness of this Second Amended and Restated Certificate of Incorporation

After the expiration of the initial terms, directors of each class serve until the third annual stockholders’ meeting following his or her election and until his or her successor has been elected and qualified or until his or her earlier death, resignation, or removal.  At each annual election, any director elected to succeed a director whose term has expired will be of the same class as the director he or she succeeds, unless, by reason of any earlier changes in the authorized number of directors, the board of directors designates the directorship as a directorship of another class to more nearly achieve equality in the number of directors among the classes. Notwithstanding that the three classes must be as nearly equal in number of directors as possible, if the authorized number of directors changes, each director then serving will nevertheless continue as a director of the class of which he or she is a member, until the expiration of his or her current term or his or her earlier death, resignation, or removal.

C.                                    Vacancies.  Subject to the rights of the holders of any series of preferred stock, the affirmative vote of a majority of the directors then in office, even though less than a quorum of the board of directors, shall, except as otherwise provided by law or unless the board of directors determines by resolution that the stockholders shall fill any vacancies or newly created directorships, fill (1) any vacancies on the board of directors resulting from death, resignation, disqualification, removal, or other causes and (2) any newly created directorships resulting from any increase in the number of directors. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the term of the director for which the vacancy was created or occurred and until such director’s successor has been elected and qualified.  A director chosen to fill a vacancy will be of the same class as the director he or she succeeds, unless, by reason of any earlier changes in the authorized number of directors, the board of directors designates the vacant directorship as a directorship of another class to more nearly achieve equality in the number of directors among the classes.

D.                                    Removal of Directors.  Stockholders may remove directors only for cause.  For purposes of this section, “cause” means the director has: (1) committed an act of fraud or embezzlement against the corporation; (2) been convicted of, or plead nolo contendre to a crime involving moral turpitude; or (3) failed to perform the director’s duties as a director and the failure constitutes a breach of the director’s duty of loyalty to the corporation or provides an improper personal benefit to the director.

ARTICLE 5.
FEDERAL AVIATION ACT COMPLIANCE

At no time may more than 25% of the voting interest of the corporation be owned or controlled by persons who are not “citizens of the United States” (as that term is defined in Section 40102 of the Aviation Act and administrative interpretations thereof issued by the Department of Transportation or its successor, or as may be from time to time amended) (“Non-Citizens”).  If Non-Citizens own (beneficially or of record) or have voting control over any shares of the corporation’s capital stock, the voting rights of those persons will be subject to automatic reduction or suspension to the extent required to ensure that the corporation complies with applicable provisions of law and regulations relating to ownership or control of a U.S. air carrier. The corporation’s bylaws contain provisions to implement this Article 5, including, without limitation, provisions restricting or removing voting rights as to shares of voting stock owned or controlled by Non-Citizens.  Any determination as to ownership, control, or citizenship made by the board of directors shall be conclusive and binding as between the corporation and any stockholder for purposes of this Article 5.

ARTICLE 6.
LIMITATION OF LIABILITY

No director of the corporation shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.  However, this article does not eliminate the liability of a director for any act or omission for which elimination of liability is not permitted under the Delaware General Corporation Law.  If, after approval by the stockholders of this article, the Delaware General Corporation Law is amended to authorize corporate action further limiting the personal liability of directors, the liability of a director of the corporation will be limited to the fullest extent permitted by the Delaware General Corporation Law as amended.  Any repeal or modification of the provisions of this article by the stockholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of the repeal or modification.

ARTICLE 7.
INDEMNIFICATION

The corporation shall indemnify to the fullest extent not prohibited by law any current or former director, executive officer, or other officer designated by the board of directors who is made, or threatened to be made, a party to a threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, investigative, or other (including an action, suit, or proceeding by or in the right of the corporation), by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation or a fiduciary within the meaning of the Employee Retirement Income Security Act of 1974 with respect to any employee benefit plan of the corporation, or serves or served at the request of the corporation as a director, officer, employee or agent, or as a fiduciary of an employee benefit plan, of another corporation, partnership, joint venture, trust, or other enterprise.  The corporation shall pay for or reimburse the reasonable expenses incurred by any current or former director, executive officer, or other designated officer in any such proceeding in advance of the final disposition of the proceeding if the person sets forth in writing (1) the person’s good faith belief that he or she is entitled to indemnification under this article and (2) the person’s agreement to repay all advances if it is ultimately determined that the person is not entitled to indemnification under this article.  No amendment to this article that limits the corporation’s obligation to indemnify any person has any affect on such obligation for any act or omission that occurs before the effective date of the amendment.  This article is not exclusive of any other provisions for indemnification or advancement of expenses of directors, officers, employees, agents, and fiduciaries that may be included in any statute, bylaw, agreement, general or specific action of the board of directors, vote of stockholders, or other document or arrangement.  For purposes of this article, “executive officer” includes the chief executive office, chief financial officer, president, any vice president in charge of a principal business unit, division or function (such as sales, administration or finance) or any other officer who performs a policy making function.

ARTICLE 8.
AMENDMENTS OF CERTIFICATE OF INCORPORATION AND BYLAWS

A.                                    Certificate of Incorporation Amendments.  The corporation reserves the right to alter, amend, or repeal any provision contained in this Second Amended and Restated Certificate of Incorporation, in the manner now or later prescribed by Delaware law.  All rights conferred by the Second Amended and Restated Certificate of Incorporation are granted subject to this reservation.  Notwithstanding any other provisions of this Second Amended and Restated Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the corporation required by law, this Second Amended and Restated Certificate of Incorporation or any certificate of designation filed with respect to a series of preferred stock, the affirmative vote of the holders of at least

66 2/3 of the voting power of the then-outstanding shares of capital stock of the corporation entitled to vote generally in the election of directors, voting together as a single class, is required to alter, amend, or repeal sections 4(B), 4(C), or 8(A), or Articles 5, 6, or 7.

B.                                    Bylaw Amendments.  The Board is expressly empowered to adopt, amend, or repeal the bylaws.  The stockholders also have power to adopt, amend, or repeal the bylaws.  However, in addition to any vote of the holders of any class or series of stock of the corporation required by law or by this Second Amended and Restated Certificate of Incorporation, the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the then-outstanding shares of the capital stock of the corporation entitled to vote generally in the election of directors, voting together as a single class, is required to adopt, amend, or repeal any provision of the bylaws.

ARTICLE 9.
REGISTERED AGENT

The address of the registered office of the corporation is Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, and the name of the registered agent at that address is The Corporation Trust Company.